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                                                                     EXHIBIT 4.2




February 13, 1996

Swedish Orphan AB
Stureplan 15, 4tr.
111 45 Stockholm
Sweden

Gentlemen:

       We refer to the Agreement made as of January 1, 1990, between Therapeutic Antibodies Inc ("TAb") and Swedish Orphan AB ("Agent") which concerns the product Vipera berus Antivenom (the "V. berus Agreement") as amended by a letter dated December 31, 1992, and a separate letter dated March 1, 1994. TAb hereby proposes the following amendments to the V.berus Agreement to be effective January 1, 1996.

       1.   The following products shall be added to Appendix A (PRODUCTS):

                  - Tricyclic antidepressant Antidote, Therapeutic Antibodies Inc ("TriTAb(TM)")

                  -     Certain exotic snake antivenoms as identified by TAb.

            Also, add ("ViperaTAb(TM)") after "Vipera berus antivenom, Therapeutic Antibodies Inc"

       2. Paragraph 2.3 shall be deleted and replaced with the following two paragraphs:

            2.3 Regulatory Affairs: Agent will be responsible for obtaining and maintaining registration or other free-sale permits of Products in the Territory. Registration shall include a full product license for each Product (except for exotic antivenoms) in at least one country within the Territory as well as named patient basis approvals in every country in the Territory (except for DigiTAb). Such activities shall be carried out at expense of the Agent, except application fees, annual registration dues including PDR Texts or out-of-pocket costs of preparing submissions shall be borne by TAb. Agent will handle any required translations from English to local languages of package inserts
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                  and any other required written materials except that costs of materials and labeling product packages shall be borne by TAb.

            2.4 Clinical Trials: Agent will facilitate and assist with clinical trials that are conducted with any of the Products in any country within the Territory according to the Clinical Trials Agreement which is attached to this letter as a new Appendix D.

       3. The phase "after due authorization by such third party customers" shall be deleted from the second sentence of paragraph 3.0. The third and final sentence of paragraph 3.0 shall be deleted in its entirety, and the following sentences shall be inserted in lieu thereof:

                  TAb shall submit an invoice to Agent for each order by Agent, and payment shall be due in U. S. dollars within 60 days after TAb sends such invoice for goods destined for final sale in Sweden and 45 days for goods shipped elsewhere. The Agent shall negotiate end user pricing with the Regulatory Authorities in the Territory subject to final approval by TAb. Agent will notify TAb immediately of any changes to prices in the territory. TAb shall invoice in local currency for each shipment at the end user Price in force in the Country with deduction for agreed wholesaler discounts and 20% of the price after deduction of wholesaler discounts. If Agent shall fail to pay for any Products shipped hereunder, TAb may, without limiting available remedies, defer further deliveries until the overdue amounts are paid and until TAb is satisfied that payment will be made for further deliveries.

       4. The first sentence of paragraph 5.1 shall be deleted and the following sentence inserted in lieu thereof:

            "This Agreement shall become effective as of January 1, 1990 and unless sooner terminated as provided herein shall remain in force for an initial term which shall end on *****************."

       5. In the first sentence of paragraph 4.0 after "On all orders shipped", the phrase "by TAb to" shall be deleted and the phrase "by TAb directly to third-party customers in" shall be added.

       6. Appendix C Minimum Sales shall be deleted and shall be replaced with the attached new Appendix C.


                                        2
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       Please signify your agreement with the above amendments by signing both copies of this letter and returning one copy to TAb.


                                    Therapeutic Antibodies Inc



                                    By:    /S/ Martin S. Brown
                                        ----------------------------
                                          Martin S. Brown, Chairman

                                    Date:    2/14/96
                                           -------------------------

Accepted and Agreed:

Swedish Orphan AB


By:    /s/ Lars-Uno Larsson
     -------------------------------
       Lars-Uno Larsson, President


Date:   1/3/96
      ------------------------------



---------------
* The Registrant has requested confidential treatment from the Securities and Exchange Commission for the marked portions of this Exhibit 4.2.


                                        3
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                  APPENDIX C


MINIMUM SALES: (Scandinavia) in Vials


       Product          1996        1997        1998
       -------          ----        ----        ----


ViperTAb(TM)             ***         ***         ***


DigiTAb(TM)        to be agreed


TriTAb(TM)         to be agreed



---------------
* The Registrant has requested confidential treatment from the Securities and Exchange Commission for the marked portions of this Exhibit 4.2.

                                   APPENDIX D

                         AGREEMENT FOR CLINICAL SERVICES



This Agreement is effective 13th day of February 1996 between Swedish Orphan (Agent) and Therapeutic Antibodies Inc (TAb).

TAb has requested that Agent provide assistance in the clinical studies (the "Studies" or "Study") of TAb's Products in the Territory. Agent has agreed to provide such assistance with the studies on the terms and conditions set forth. In consideration of the mutual promises expressed, the parties agree as follows:


I.     STUDY CONDUCT

       Since TAb wishes to utilize the data obtained from these studies for various worldwide registrations including the United States, it is imperative that the Studies be conducted under U. S. government regulations, designed to insure the acceptability of clinical data (i.e. Good Clinical Practices or GCPs). It is understood that Agent will help assure that the following specific elements of GCPs are in force throughout the conduct of the Studies:

       a. Studies will be conducted according to a signed clinical protocol to be provided by TAb and developed by TAb at its cost.

       b. All individuals who conduct clinical trials (Investigators) will be qualified under applicable law or regulations to conduct the Study.

       c. A duly constituted Institutional Review Board (IRB) or equivalent (e.g. Ethics Committee) shall be asked to review and approve the protocol, protocol amendments, informed consent, and advertisements for patients at each Study site.

       d. All patients will sign an IRB approved, written informed consent prior to enrolling in the Study.

       e. TAb will provide all Study medication in labeled vials free of charge. All Product for Study will be shipped to Agent for distribution to the various
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            Study sites. Detailed logs of all the shipments of Product will be maintained by Agent.

       f. Data will be collected on Case Report Forms (CRF's) provided by TAb and developed at its cost. CRF's and other written material will be shipped to Agent for distribution to the various Study sites. Logs should also be maintained for these shipments. Completed CRF's will be promptly returned to TAb based on forwarding instructions provided by TAb.

       g. TAb will be responsible for the selection of the independent monitors to audit the various clinical sites and monitoring expenses shall be borne by TAb. Auditing the centers will include the verification of clinical data and adherence to the Study protocol. Agent will be available to these independent monitors as a resource for answering questions and solving problems.

       h. TAb will negotiate all study budgets and contracts with the various Study centers. Agent will help facilitate these negotiations.

       i. Agent will make its clinical and regulatory personnel available to implement these Studies at Agent's expense. Travel expenses outside Sweden will be borne by TAb.

       j. All TAb and Agent conduct will conform to all applicable laws and regulations.

       k. TAb shall have the right to immediately terminate a Study if issues covering safety of Product arises. TAb may also terminate a Study for any reason with three month's written notice.

II.    OWNERSHIP OF DATA AND PUBLICATION

       a. TAb is the sole owner of all data, and information associated with the Product including any new invention that might arise from the Studies.

       b. All materials and information generated through the Study shall be Confidential. Information according to the terms of the Confidentiality Agreement between TAb and Agent.

       c. Any information containing data from the Study will be provided to TAb for its approval before publication.
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III.   INDEMNITY & PRODUCT LIABILITY

       a. TAb agrees to indemnify, hold harmless and defend Agent against all claims resulting from the Study.

       b. Agent agrees to indemnify and hold harmless, and defend TAb from all claims resulting from negligence or willful misconduct of Agent.

       c. TAb will obtain Product Liability Insurance to cover each study in the Territory.

IV.    CONSIDERATION

       TAb and Agent enter into this Agreement for good and sufficient consideration the receipt of which is hereby acknowledged.

V.     COVENANTS

       This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.




Accepted and Agreed:


THERAPEUTIC ANTIBODIES INC                SWEDISH ORPHAN AB

By    /s/ Martin S. Brown                   /s/ Lars-Uno Larsson
  ---------------------------             -------------------------------

Title  Chairman                           Title  President
     ------------------                        ------------------

Date   2/14/96                            Date   1/3/96
    -------------------                       -------------------